EXHIBIT 10.24

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

[2013-2015 Performance Period]

[Name of Participant]

Target Number of Shares Subject to Award: [Number of Shares]

Date of Grant: [Grant Date]

Pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted the above-named participant (“Participant”) Performance Shares (the “Award”) entitling Participant to earn such number of shares of Company common stock (the “Shares”) as set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.     Grant Date. The Award is granted to Participant on the Grant Date set forth above and represents the right to receive one Share for each Share subject to the Award earned by satisfaction of the performance measures and goals set forth in Section 3 of this Agreement subject to the performance limitations set forth in Section 2(c) of this Agreement. Depending on the Company’s 3-year relative TSR performance as set forth in Section 3, the Participant may earn zero percent (0%) to two hundred percent (200%) of the Shares awarded. The Shares subject to the Award are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, as amended and the regulations thereunder (the “Code”).

2.     Vesting.

(a)  Subject to earlier vesting in accordance with Sections 4 or 5 below, the Shares will become vested on the later of the third anniversary of the grant date or the date on which the Committee certifies the attainment of the Performance Goals (the “Vesting Date”) in accordance with the provisions of Section 3 below and subject to the provisions of subsections (b) and (c) below. Prior to the Vesting Date, the Shares subject to the Award shall be nontransferable and, except as otherwise provided herein, shall be immediately forfeited upon Participant’s termination of employment with the Company and its Subsidiaries. Subject to the terms of the Plan, the Committee reserves the right in its sole discretion to waive or reduce the vesting requirements. Participant acknowledges that the opportunity to obtain Shares represents valuable consideration, regardless of whether the Shares actually vest.

(b)  In no event shall the number of Shares which vest on the Vesting Date exceed the number of Shares subject to the Award or the individual limits for Participants as set forth in the Plan. The payout of vested Shares may be reduced, but not increased, based on the degree of attainment of such performance criteria as determined by the Committee, in its sole discretion. To the extent unvested Shares are not paid to Participant pursuant to the immediately preceding sentence, then such unvested Shares shall be immediately forfeited.

(c)  The maximum number of Shares that may vest and be paid out on the Vesting Date pursuant to Section 3 of this Agreement shall be limited to a fair market value on the Vesting Date not to exceed the following:

(i)	for each Participant (other than the Chief Executive Officer of the Company), one-half of one percent (0.5%) of the sum of the Company’s total operating income for the Performance Period (calendar years 2013, 2014 and 2015), as determined by the Committee in accordance with the Plan.

(ii)	if Participant was the Chief Executive Officer of the Company on or after the Grant Date, the limit specified in subsection (i) above shall be one and one-half percent (1.5%) of the Company’s total operating income for the Performance Period (calendar years 2013, 2014 and 2015), as determined by the Committee in accordance with the Plan.

(iii)	“Operating income” for purposes of clauses (i) and (ii) above shall be calculated excluding the effect of changes in federal, state and local tax laws; restructuring charges; items of loss or expense determined to be extraordinary or unusual in nature or infrequent of occurrence or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined by U.S. generally accepted accounting principles (“GAAP”); items of loss or expense related to discontinued operations that do not qualify as a segment of a business under GAAP; any reduction in operating income attributable to the acquisition of business operations during the applicable fiscal year, as most accurately determined either at the time of the acquisition (through projections made at that time and accepted by the Committee), or at year end; and foreign exchange gains or losses, all as determined by the Committee in its discretion.

3.     Payment of Performance Shares.

(a)  The Performance Period for this Award begins on January 1, 2013 and ends on December 31, 2015. The percentage of the Award earned and paid will be as certified by the Committee as soon as practicable following the end of the Performance Period based on the percentile ranking of the Company’s three-year cumulative average quarterly TSR compared to the three-year cumulative average quarterly TSR performance of the S&P 500, subject to adjustment. The Maximum Award percentage may be decreased but may not be increased by the Committee. The goals by which performance will be measured for payout of the Shares awarded are as follows:

Performance Share Payout Table

3-Year TSR	Percentage of
Percentile Rank	Performance Shares
Relative to S&P 500	Payable

90th or greater	200%
70th	150%
50th	100%
30th	50%
Less than 30th	0%

(b)  Performance Shares Payable. Subject to Section 2(c), the number of Shares payable is the Target Award multiplied by the average of the Company’s cumulative TSR positioning for each of the last four quarters of the Performance Period. For a hypothetical illustration of this calculation, see Example A below. For performance levels falling between the values as shown above, the percentage of performance Shares payable will be determined by interpolation. Payments will be made in Shares.

Hypothetical Example: 2008-2010 Performance Cycle

	2008				2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Cumulative TSR Positioning	61th	57th	72nd	69th	70th	62nd	54th	52nd	63rd	47th	45th	48th
Payout (% of target)									132%	93%	88%	95%
Actual Payout (Average of Last 4 Quarters)									102%

(c)   Value of the Shares Issued as Payment for Shares Earned. The fair market value of Shares on the Vesting Date will be used by the Committee to determine the basis of the Shares earned and payable.

(d)   Withholding. As provided in Section 16 below, the Company shall withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory amount for federal, state, local, and unemployment taxes (“Total Tax”) which could be withheld on the transaction, with respect to any taxable event arising as a result of this Agreement.

(e)   Timing of Payout. Payout of the Award will be made to Participant as soon as practicable following the Vesting Date and written certification of performance by the Committee as provided in Section 8.

(f)   Certain Definitions.

“Maximum Award” means the maximum number of performance Shares that can be awarded to Participant as set forth in Section 1.

“S&P 500” generally means the companies constituting the Standard & Poor’s 500 Index as of the beginning of the Performance Period (including the Company) and which continue to be actively traded under the same ticker symbol on an established securities market though the end of the Performance Period. A component company of the S&P 500 that is acquired at any time during the Performance Period (i.e., company and ticker symbol disappear) will be eliminated from the S&P 500 for the entire Performance Period. A component company of the S&P 500 filing for bankruptcy protection (and thus no longer publicly traded) at any time during the Performance Period will be deemed to remain in the S&P 500 (at an assumed TSR of minus 100%).

“Target Award” means the number of Shares specified as such at the beginning of this Agreement.

“Total Shareholder Return” or “TSR” means with respect to the Company or other S&P 500 component company: the change in the closing market price of its common stock (as quoted in the principal market on which it is traded), plus dividends and other distributions paid on such common stock during the Performance Period, divided by the closing market price of its common stock on the last business day immediately preceding the Performance Period. The TSR for the common stock of an S&P 500 component company shall be adjusted to take into account stock splits, reverse stock splits, and special dividends that occur during the Performance Period, and assumes that all cash dividends and cash distributions are immediately reinvested in common stock of the entity using the closing market price on the dividend payment date.

4.    Termination of Employment. The following provisions shall apply in the event Participant’s employment with the Company or a Subsidiary is terminated for the reasons set forth below (otherwise Section 2(a) applies), unless the Committee shall have provided otherwise, either at the time of the grant of the Award or thereafter:

(a)   Death. If Participant’s employment is terminated by reason of his or her death prior to the Vesting Date, all unvested Shares subject to this Award shall immediately become vested and nonforfeitable as of the date of Participant’s death and payout of Shares under the Award shall be at target (100%), to Participant’s designated beneficiary, as soon as practicable after the date of death as provided in Section 8.

(b)   Disability. Except as the Committee may at any time otherwise provide or as required to comply with applicable law, if Participant’s employment is terminated by reason of his or her Disability (as such term is defined in the Plan) prior to the Vesting Date, for purposes of determining the payment Participant is entitled to receive under this Award, Participant shall be treated as continuing to be employed through the Vesting Date and payout of Shares under the Award shall be at target (100%), as soon as practicable after Participant’s termination of employment due to Disability as provided in Section 8.

(c)   Retirement. Except as the Committee may at any time otherwise provide or as required to comply with applicable law, if Participant’s employment is terminated by reason of his or her Retirement (as such term is defined in the Plan), other than for Cause, Participant shall have the right to receive his or her full payment under the Award, if any, to which Participant would be entitled had he or she remained employed through the Vesting Date with payout based upon the performance results as and when determined by the Committee under Section 3. Payout of the Shares shall be made at the time provided in Section 3.

5.    Change of Control. If a Change of Control occurs while Participant is employed by the Company or a Subsidiary, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable as of the date on which the Change of Control occurs; if at least one calendar year of performance during the Performance Period has been completed prior to the Change in Control event, the Shares shall be paid using the Company’s relative cumulative TSR positioning at the time of the Change of Control (without the final four quarter averaging applicable to the three-year Performance Period); otherwise, the target payout level (100%) shall be used. Payout of the Shares shall be made at the time provided in Section 8.

6.    Clawback Policy. This Award shall be subject to the terms and conditions of the Company’s Policy on Recovery of Incentive Awards adopted effective January 1, 2010, a copy of which is attached as Appendix A and incorporated herein by reference.

7.    Termination for Cause. For purposes of this Agreement, termination for “Cause” means termination as a result of (a) the willful and continued failure by Participant to substantially perform his or her duties with the Company or any Subsidiary (other than a failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by his or her superior officer which specifically identifies the manner the officer believes that Participant has not substantially performed his or her duties, or (b) Participant’s willful misconduct which materially injures the Company, monetarily or otherwise. For purposes of this Section, Participant’s act, or failure to act, will not be considered “willful” unless the act or failure to act is not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

8.   Transfer of Vested Shares.  Stock certificates (or appropriate evidence of ownership) representing the unrestricted Shares will be delivered to the Participant (or to a party designated by the Participant) as soon as practicable after (but in no event later than 60 days after) the Vesting Date or event set forth in Sections 4 or 5; provided, however, if the Participant has properly elected to defer delivery of the Shares pursuant to a plan or program of the Company, the Shares shall be issued and delivered as provided in such plan or program.

9.   Dividends.  Participants granted Shares shall not be entitled to receive any cash dividends, stock dividends or other distributions paid with respect to the Shares, except in circumstances where the distribution is covered by Section 15 below.

10.   Non-Transferability of Award.  Subject to any valid deferral election, until the Shares have been issued under this Award, the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan).  Any attempt to do so contrary to the provisions hereof shall be null and void.

11.   Conditions to Issuance of Shares. The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the grant of the Shares as the Committee may establish from time to time for reasons of administrative convenience.

12.   No Rights as Shareholder.  Except as provided in Section 15, the Participant shall not have voting or any other rights as a shareholder of the Company with respect to the unvested Shares.  Upon settlement of the Award into Shares, the Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

13.   Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

14.   Fractional Shares. Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitle Participant to receive a fractional share, that fraction will be disregarded.

15.   Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Section 19 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.

16.   Taxes. Regardless of any action the Company or a Subsidiary (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award, the subsequent sale of Shares acquired pursuant to such vesting and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items. Upon the vesting of this Award, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for sale of Shares that Participant acquires to meet the required withholding obligations for Tax-Related Items, and/or (2) satisfy such obligations in Shares, provided that the Company only withholds the amount of Shares necessary to withhold the required minimum withholding amount. In addition, Participant shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

17.   Consents. By accepting the grant of this Award, Participant acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Participant’s participation in the Plan shall not create a right of further employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) Participant is participating voluntarily in the Plan; (vi) this Award is an extraordinary item that is outside the scope of Participant’s employment contract, if any; (vii) this Award is not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) in the event Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) the value of the Shares may increase or decrease in value; (xi) in consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of Shares subject to the Award resulting from termination of Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xii) except as otherwise expressly provided in the Plan, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive Awards under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law; furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to this Award after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Award.

18.   Consent for Accumulation and Transfer of Data. Participant consents to the accumulation and transfer of data concerning him or her and the Award to and from the Company and UBS (or such other agent as may administer the Plan on behalf of the Company from time to time). In addition, Participant understands that the Company holds certain personal information about Participant, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to information provided above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby provides explicit consent to the Company to process any such personal data and sensitive personal data. Participant also hereby provides explicit consent to the Company to transfer any such personal data and sensitive personal data outside the country in which Participant is employed, and to the United States. The legal persons for whom such personal data are intended are the Company, UBS, and any company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.

19.   Plan Information. Participant agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Plan website at UBS (or such other agent as may administer the Plan on behalf of the Company from time to time) referenced above and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K and other information filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com. Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary.

20.   Plan Incorporated by Reference; Conflicts. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and Participant under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to Participant. If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.

21.   Participant Bound by Plan. Participant acknowledges receiving a summary of the Plan, and agrees to be bound by all the terms and conditions of the Plan. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.

22.   Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA without regard to conflict of law provisions.

23.   Translations. If Participant has received this or any other document related to the Plan translated into any language other than English and if the translated version is different than the English version, the English version will control.

24.   Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

25.   Section 409A.

(a) General. To the extent that the requirements of Code Section 409A are applicable to this Award, it is the intention of both Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Administrator to be necessary in order to preserve compliance with Section 409A.

(b) No Representations as to Section 409A Compliance. Notwithstanding the foregoing, Company makes no representation to Participant that the Shares awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(c) Six Month Delay for Specified Participants.

(i) If Participant is a “Specified Employee” (as defined below), then no payment or benefit that is payable on account of Participant’s “Separation from Service” (as determined by the Company in accordance with Section 409A) shall be made before the date that is six months and one day after Participant’s “Separation from Service” (or, if earlier, the date of Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, Participant shall be considered to be a “Specified Employee” if, at the time of his or her Separation from Service, Participant is a “key employee”, within the meaning of Code Section 416(i), of Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, applying the 20 percent common ownership standard) any stock of which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments. Neither Company nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

26. Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement. In consideration for the Award the Participant is receiving under this Agreement, Participant agrees to and is bound by the terms of the Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement, attached hereto as Appendix B.

27. 30 Days to Accept Agreement. Participant shall have thirty (30) calendar days to accept this Agreement. Participant’s Award will be forfeited if this Agreement is not executed and returned within thirty (30) calendar days of receipt of Agreement.

PARTICIPANT	EQUIFAX INC.

(Signature)	By:	/s/ Richard F. Smith
Richard F. Smith
Chairman & CEO
(Printed Name)

(Date)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933.

APPENDIX A

POLICY ON RECOVERY OF INCENTIVE PAYMENTS

Application

The following policy on recovery of incentive payments is adopted by the Compensation, Human Resources & Management Succession Committee of the Board of Directors (“Committee”) of Equifax Inc. (“Company”) effective February 4, 2010, for Incentive Compensation awarded or paid for fiscal years beginning after December 31, 2009, and, to the extent required by applicable law, to payments earned before that date.

The Committee may, in its sole discretion, in appropriate circumstances and to the extent permitted by governing law, direct the Company to require recovery of all or a portion of any Incentive Compensation awarded or paid to any Employee where:

1.	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the U.S. Securities and Exchange Commission (“SEC”);

2.	The Committee determines the Employee engaged in Misconduct that contributed to the need for the material restatement; and

3.	A lower Incentive Compensation payment would have been made to the Employee based upon the restated financial results.

The Committee in its discretion also may direct the Company to seek to recover the excess amount of any Incentive Compensation awarded or paid to a Covered Officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment, regardless of whether the Covered Officer committed any Misconduct. Where the result of a performance measure was considered in determining the compensation awarded or paid, but the Incentive Compensation is not awarded or paid on a formulaic basis, the Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced.

•	“Employee” for purposes of this policy shall mean any current or former employee of the Company or any subsidiary or affiliate thereof.
•	“Covered Officer” shall mean the CEO and any current or former direct report to the CEO, including without limitation the Chief Accounting Officer, the head of Internal Audit, and any other elected officer or executive officer as defined under the Securities Exchange Act of 1934, as amended.
•	“Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy.
•	“Incentive Compensation” shall mean bonuses, annual incentive plan awards, or performance-based equity awards granted under the Company’s 2008 Omnibus Incentive Plan or successor thereto.

Amount to be Recovered

In each such instance, the Company will, to the extent practicable, seek to recover from the individual Covered Officer the amount by which the individual’s Incentive Compensation for the relevant periods exceeded the lower payment that would have been made based on the restated financial results. In addition, if an Employee engaged in Misconduct that contributed to award or payment of Incentive Compensation to him or her that is greater than would have been paid or awarded in the absence of Misconduct, the Company may take other remedial and recovery action, as determined by the Committee in its discretion, including recovery of all or part of the Incentive Compensation. The right to recovery shall apply to Incentive Compensation received during the three years prior to the date on which the Company is or was required to prepare a financial restatement due to material non-compliance with any financial reporting requirement under the securities laws of the United States or the Company discovers Misconduct, as applicable.

Methods for Recovery

The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Employee; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Employee under any compensatory plan, program, or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices; or (iv) by any combination of the foregoing. This policy shall be in addition to any other equitable or legal remedy that may be taken by the Company with respect to the subject matter of this policy.

Coordination with Law

This policy shall be interpreted to comply with section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law No. 111-203, as amended from time to time, and Section 10D of the Securities Exchange Act of 1934, as amended, and in each case, any regulations promulgated with respect thereto, and in the event that any provision of this policy is inconsistent with any requirement of the Dodd-Frank Act or any interpretive regulations issued thereunder, the Committee shall have the authority to amend this policy at any time as the Committee deems necessary or appropriate, in its sole discretion, to comply with the requirements of applicable law.

[Amended September 12, 2012]

A-1

APPENDIX B

PARTICIPANT CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND ASSIGNMENT AGREEMENT

This Participant Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreement (the “Restrictive Covenant Agreement”) is entered into by and between Equifax Inc. on behalf of itself, its subsidiary and/or affiliate companies (collectively “Equifax” or the “Company”) and the aforementioned Participant (hereinafter “Participant”) (collectively, the “Parties”).

In consideration for the continuation of Participant’s employment, as well as the Company’s provision of restricted stock units to Participant pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan and the Performance Share Award Agreement (“Award Agreement”), to which this Restrictive Covenant Agreement is appended, and the Company’s intention to continue to provide Participant with training, and exposure to existing or prospective relationships, Trade Secrets, and/or Confidential Information, Participant agrees as follows:

1.          Definitions.

For the purposes of this Restrictive Covenant Agreement, the following capitalized terms shall be defined as follows:

A.           “Business” means:

1.          For individuals who work in or perform work for the U.S. Consumer Information Solutions (USCIS) business unit (or any division of Equifax performing the following functions or providing the following services/products): Consumer information solutions in the United States, including: consumer credit reporting and scoring; identity management services; fraud detection and modeling services; decisioning software services that facilitate and automate consumer credit-oriented decisions; portfolio management services; mortgage reporting and settlement solutions; property data and analytics; and consumer financial marketing services.

2.          For individuals who work in or perform work for the Workforce Solutions business unit (or any division of Equifax performing the following functions or providing the following services/products): Employment and income verification services; unemployment claims management; social security number verification; identity authentication; employment-based tax credit services; payroll-based transaction services; human resources-related analytics; and management of assessments, onboarding and I-9 compliance of new hires.

3.          For individuals who work in or perform work for the North America Personal Solutions business unit (or any division of Equifax performing the following functions or providing the following services/products): Credit monitoring; debt and household financial management; and identity theft products and related product features delivered to consumers electronically both directly via the internet and through other on-line and off-line distribution channels.

4.          For individuals who work in or perform work for the North America Commercial Solutions business unit (or any division of Equifax performing the following functions or providing the following services/products): Business information solutions, including business marketing and risk data compilation, business credit reporting and scoring, and related portfolio analytics.

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5.          For individuals who work in or perform work for the Technology and Analytical Services business unit (or any division of Equifax performing the following functions): Technology and analytical services solving for risk decisioning, offer management and account sales management; and identity and fraud solutions solving for fraud reduction, privacy protection, and security in transactions.

B.           “Competitive Tasks” means the same or similar tasks that Participant performed on behalf of the Company during Participant’s last twelve (12) months of employment.

C.           “Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any Third Party, (iii) pricing information, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, licensors, suppliers, Customers, or any Third Party, including, but not limited to, Customer lists compiled by the Company, and Customer information compiled by the Company, and (vi) information concerning the Company’s or the Third Party’s financial structure and methods and procedures of operation, including, but not limited to, processes for crafting and using equipment. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Restrictive Covenant Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

D.            “Contact” means any interaction that takes place in the last twelve (12) months of Participant’s employment with the Company and is between Participant and a Customer:

1.          With whom Participant dealt on behalf of the Company;

2.          Whose dealings with the Company were coordinated or supervised by Participant;

3.          About whom Participant obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of Participant’s work performed on behalf of the Company; or

4.          Who purchases products or services from the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Participant.

E.            “Customer” means any person or entity to whom the Company has sold its products or services or directly solicited to sell its products or services.

F.           “Company Worker” means any person who (i) was employed by the Company at the time Participant’s employment with the Company ended, and (ii) remains employed by the Company during the Restricted Period.

G.           “Enterprise Competitors” means the following companies, as well as any successor entities: Experian, TransUnion, LexisNexis, Dun & Bradstreet, Fair Isaac Corporation, Acxiom, and CBC Companies.

H.           “Restricted Competitors” means the following companies, as well as any successor entities:

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1.          For individuals who work in or perform work for the U.S. Consumer Information Solutions (USCIS) business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.1. above): LexisNexis; TransUnion; Experian; CoreLogic; Lender Processing Services; Opera; Verisk Analytics; PriceMetrix; Nielson; CBC; Kroll; Acxiom; Fair Isaac Corporation; and SAS.

2.          For individuals who work in or perform work for the Workforce Solutions business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.2. above):

a. Verification services: CoreLogic Credco; DataVerify; Inco-Check; Interthinx; Kroll; LexisNexis; and Verification Bureau.

b. Unemployment claims management: Corporate Cost Control; Employer’s Unity; Employer’s Edge; Barnett Associates; Thomas & Thorngren; and Ernst & Young.

c. Tax-credit services: ADP; First Advantage; Thomas & Thorngren; Ernst and Young; and Maximus.

d. Workforce analytics: Visier; Orca Eyes; Aquire; Mercer iKnow; and Tibco Spotfire.

e. I-9 solutions: TrackerCorp; ADP; LawLogix; HireNow; and I-9 Form.

3.          For individuals who work in or perform work for the North America Personal Solutions business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.3. above): Experian; TransUnion; One Technologies; Credit Karma; Credit Sesame; Intuit (Mint); CSID; Lifelock; Intersections; and Affinion.

4.          For individuals who work in or perform work for North America Commercial Solutions business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.4. above): Experian; Dun & Bradstreet; InfoUSA; Cortera; and LexisNexis.

5.          For individuals who work in or perform work for the Technology and Analytical Services business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.5. above):

a. technology and analytical services solving for risk decisioning, offer management and account sales management: Experian, TransUnion and Dun & Bradstreet.

b. identity and fraud solutions solving for fraud reduction, privacy protection, and security in transactions: LexisNexis, Experian, TransUnion, Dun & Bradstreet, ID Analytics, RSA, Verizon and Symantec.

An entity will not be construed as a Restricted Competitor if Participant did not work in or perform services in the prior twelve (12) months for the particular business unit that competes with the entity in question. For instance, if Participant works exclusively for the verification services sub-unit of the Workforce Solutions business unit in the prior twelve (12) months, then the list of Restrictive Competitors for Participant shall only be those entities listed in Paragraph 1(H)(2)(a).

I.           “Restricted Period” means the time period during Participant’s employment with the Company, and for twelve (12) months after Participant’s employment with the Company ends.

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J.           “Trade Secrets” means the Company’s trade secrets as defined by applicable statutory or common law.

2.	Employment. During Participant’s employment, Participant shall perform such duties for and on behalf of the Company as may be determined and assigned to Participant from time to time by Equifax. Participant shall devote his or her best efforts to the business and affairs of Equifax.

3.	Employment Relationship. The Parties acknowledge and agree that this Restrictive Covenant Agreement does not create a contract of employment for a specified term. Unless Equifax and Participant have entered a written agreement to the contrary, Participant’s employment relationship with the Company is at-will. This means that Participant may terminate his or her employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Participant’s employment at any time with or without cause or advance notice.

4.	Acknowledgments. Participant acknowledges that:

A.	Equifax is engaged in the Business as defined in Paragraph 1(A);

B.	Participant’s position is a position of trust and responsibility with Equifax and will provide Participant with continued access to Confidential Information, Trade Secrets, and/or valuable information concerning employees and customers of the Company;

C.	the Trade Secrets and Confidential Information, and the relationship between Equifax and each of its employees and customers, are valuable assets of Equifax;

D.	Equifax’s competitors, including, but not limited to, the Enterprise Competitors and the Restricted Competitors, will obtain an unfair advantage if Participant (i) discloses Confidential Information or Trade Secrets to the Company’s competitors, (ii) uses Confidential Information or Trade Secrets on behalf of any entity that competes with the Company, or (iii) exploits the relationships Participant develops on behalf of the Company during his or her employment to solicit Customers or Company Workers on behalf of any entity that competes with Equifax and in violation of this Restrictive Covenant Agreement; and

E.	the restrictions contained in this Restrictive Covenant Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Participant’s right to work or earn a living in the event Participant’s employment with the Company ends.

5.	Trade Secrets and Confidential Information.

Participant agrees that he or she will not:

A.	Either during or for a period of two (2) years after Participant’s employment with Equifax, use or disclose the Confidential Information for any purpose other than the performance of duties in the Business on behalf of the Company, except as authorized in writing by Equifax, and Participant shall not use or disclose Trade Secrets indefinitely;

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B.	During Participant’s employment with Equifax, use or disclose (a) any confidential information or trade secrets of any Third Party, or (b) any works of authorship developed in whole or in part by Participant for any Third Party, unless authorized in writing by the Third Party; or

C.	upon the conclusion of Participant’s employment with the Company for any reason retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Participant’s possession or control, unless instructed to do so in writing by Equifax.

6.	Non-Competition with Enterprise Competitors. During the Restricted Period, Participant will not, except as authorized in writing by Equifax’s Chief Executive Officer or his or her delegate, perform Competitive Tasks on behalf of any of the Enterprise Competitors. Participant acknowledges that he/she has authority over and/or will gain Trade Secrets and Confidential Information regarding multiple areas of Business. Because the Enterprise Competitors compete with most or all of the Company's Business, Participant agrees that the Company has a legitimate interest in preventing Participant from performing Competitive Tasks on behalf of any business unit of the Enterprise Competitors.

7.	Non-Competition with Restricted Competitors. During the Restricted Period, Participant will not, except as authorized in writing by Equifax’s Chief Executive Officer or his or her delegate, perform Competitive Tasks on behalf of any of the Restricted Competitors. This restriction is limited to a prohibition on working for a Restricted Competitor (or a recognized division or department thereof) that competes with the area(s) of the Business in which Participant worked or for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax; this restriction does not prevent Participant from working exclusively for a recognized division or department of a Restricted Competitor that does not compete with the area(s) of the Business for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax.

8.	Non-Solicitation of Customers. During the Restricted Period, Participant will not directly or indirectly solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with those offered by the area(s) of the Business in which Participant worked or for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax. The restrictions set forth in this Section apply only to Customers with whom Participant had Contact. Nothing in this Section shall be construed to prohibit Participant from soliciting any Customer of the Company for the purpose of selling or providing any products or services: (a) to a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by Participant to do so), or (b) competitive with a product line or service line the Company no longer offers.

9.	Non-Solicitation of Company Workers. During the Restricted Period, Participant will not, directly or indirectly, on his or her behalf or on behalf of others, solicit any Company Worker to terminate his or her employment relationship with Equifax in order to work for any other person or entity engaged in the Business.

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10.	Work Product. Except as set forth in a separate written agreement executed by a corporate executive officer of Equifax, ownership of all programs, systems, inventions, discoveries, developments, modifications, procedures, ideas, innovations, know-how or designs that either relate to Equifax’s business or actual or demonstrably anticipated research or development or result from any work performed by Participant for Equifax (hereinafter collectively called “Inventions”) are the property of Equifax. Inventions shall not include any intellectual property the assignment of which to Equifax would be expressly prohibited by a specifically applicable state law, regulation, rule or public policy, such as Delaware Code Annotated, Title 19, § 805, Illinois Revised Statutes, Chapter 140, §§ 301-303, Kansas Statutes Annotated, §§ 44-130, Minnesota Statutes Annotated, § 181.78, North Carolina General Statutes, §§ 66-57.1, 66-57.2, Utah Code Annotated, §§ 34-39-2, 34-39-3, or Washington Revised Code Annotated, §§ 49.44.140, 49.44.150. Participant will cooperate in applying for patents, trademarks or copyrights on all Inventions as Equifax requests, and agrees to assign and hereby does assign those patents, trademarks, copyrights and/or all other intellectual property rights to Equifax. Any works of authorship created by Participant in the course of Participant’s duties are subject to the “Work for Hire” provisions contained in sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. Accordingly, all rights, title and interest to copyrights in all works of authorship which have been or will be prepared by Participant within the scope of Participant’s employment (hereinafter collectively called the “Works”), shall be the property of Equifax. Participant further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in Equifax the copyrights to any Works, Participant shall assign and hereby does assign to Equifax all rights, title and interest to copyrights which Participant may have in the Works. Participant shall disclose to Equifax all Works and will execute and deliver all applications for registration, registrations, and further documents relating to the copyrights to the Works. Participant shall provide such additional assistance as Equifax may deem necessary and desirable to assign the Works or Inventions to Equifax and/or secure Equifax title to the patents, trademarks, copyrights and/or all other intellectual property rights in the Works or Inventions, including the appointment of Equifax as its agent to effect for such purposes. To the extent that any preexisting rights are embodied or reflected in the Works or Inventions, Participant grants to Equifax an irrevocable, perpetual, non-exclusive, world-wide, royalty-free right and license to (i) use, execute, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights; and (ii) authorize others on Equifax’s behalf to do any or all of the foregoing, and Participant warrants that he or she has full and unencumbered authority to grant such a license. The confidentiality requirements of the preceding paragraphs of this Restrictive Covenant Agreement will apply to all of the above.

11.	Return of Company Property/Materials. Upon the termination of Participant’s employment for any reason or upon Equifax’s request at any time, Participant shall immediately return to Equifax all of Equifax’s property, including, but not limited to, any mobile/smart phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer or vendor lists existing in any format), rolodexes, tapes, laptop computer, software, computer files, external data device, marketing and sales materials, information relating to work done for Equifax or that Participant obtained as a result of working for Equifax (including such information residing on Participant’s personal computer, e-mail account, external data device, or mobile/smart phone) and any other property, record, document, or piece of equipment belonging to Equifax. Participant will not retain and shall provide to Equifax any copies of Equifax’s property, including any copies existing in electronic form. To the extent that Participant cannot return copies of Equifax property (such as files existing on Participant’s home computer or personal e-mail account), then Participant shall provide a copy of the file to Equifax (including all available Metadata) and then permanently delete the file (unless otherwise instructed in writing to preserve it by Equifax). The obligations contained in this Section shall also apply to any property that belongs to a third party, including, but not limited to, (a) any entity which is affiliated or related to the Company, or (b) the Company’s customers, licensors, or suppliers. If Participant has any questions regarding his/her obligations to return and not to retain Company property, then Participant is obligated to contact Participant’s direct supervisor (as of the end of Participant’s employment) to obtain guidance.

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12.	Post-Employment Disclosure. During the Restricted Period, Participant shall provide a copy of this Restrictive Covenant Agreement to persons and/or entities for whom Participant works or consults as an owner, partner, joint venturer, employee, or independent contractor. If, during the Restricted Period, Participant agrees to work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, then Participant shall provide Equifax before Participant’s first day of work or consultation with such person’s or entity’s name, the nature of such person’s or entity’s business, Participant’s job title, and a general description of the services Participant will provide.

13.	Injunctive Relief. If Participant breaches this Restrictive Covenant Agreement, Participant agrees that:

A.	Equifax would suffer irreparable harm;

B.	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Equifax; and

C.	if Equifax seeks injunctive relief to enforce this Restrictive Covenant Agreement, Participant will waive and will not assert any defense that Equifax has an adequate remedy at law with respect to the breach.

Nothing contained in this Restrictive Covenant Agreement shall limit Equifax’s right to any other remedies at law or in equity.

14.	Clawback. If Participant breaches this Restrictive Covenant Agreement, then the Committee (as that term is defined in the Award Agreement) may, notwithstanding any other provision in the Award Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit Participant’s Award (as that term is defined in the Award Agreement). Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares (as that term is defined in the Award Agreement) awarded during the period beginning six months prior to the date on which Participant engaged or began engaging in activity in violation of this Restrictive Covenant Agreement. Participant agrees that in the event that the Committee takes any action set forth in this Paragraph: (a) the covenants set forth herein will remain in effect as Participant will have received consideration above and beyond the Shares; and (b) Equifax will remain entitled to injunctive relief because it would not be made whole simply through the potential actions set forth in this Paragraph. Nothing in this Paragraph limits the terms of Policy on Recovery of Incentive Payments, which is attached as Appendix A to the Award Agreement.

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15.	Independent Enforcement. Each of the covenants set forth herein shall be construed as covenants independent of: (a) any agreements other than this Restrictive Covenant Agreement; or (b) any other covenants in this Restrictive Covenant Agreement, and the existence of any claim or cause of action by Participant against Equifax, whether predicated on this Restrictive Covenant Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Participant or Equifax may have against the other, shall not constitute a defense to the enforcement by Equifax of the covenants set forth herein. Equifax shall not be barred from enforcing the restrictive covenants set forth herein by reason of any breach of: (a) any other part of this Restrictive Covenant Agreement; or (b) any other agreement with Participant.

16.	Computer Authorization. Participant agrees that Participant is not authorized to use Equifax’s computer system or any of Equifax’s IT hardware or software for any purpose in actual or contemplated competition with Equifax. This includes but is not limited to: (a) transferring information relating to Equifax’s Business from Equifax’s system, hardware, or software to an external device or account for the purpose of using, disclosing, or retaining such information after the end of Participant’s employment; or (b) deleting information relating to Equifax’s Business from Equifax’s system, hardware, or software in advance of the end of Participant’s employment with Equifax.

17.	Compliance with Federal and State Law. Participant acknowledges that Equifax is obligated under federal and state credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Equifax, and that Equifax is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary to perform Participant’s duties for Equifax, Participant will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Equifax is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.) and any state credit reporting statutes.

18.	Misuse of data. Participant agrees that any unauthorized disclosure of confidential codes, system access instructions or file data, intentional alteration or destruction of data, or unauthorized access or updating of Participant’s own or any other files can lead to immediate termination and federal prosecution under the Fair Credit Reporting Act, the Counterfeit Access Device and Computer Fraud and Abuse Act, or prosecution under other state and federal laws. Should Participant ever be approached by anyone to commit unauthorized or illegal acts or to disclose confidential materials or data, Participant will immediately report this directly to Equifax management.

19.	HIPAA. Participant acknowledges that if Participant’s job duties and responsibilities are within the Equifax Information Technology Department or Human Resources, such duties may cause the Participant to have incidental access to protected health information (“PHI”) of the Equifax health plans that is maintained in electronic form. PHI is mandated by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) to be kept secure and confidential and may not be accessed, used or disclosed, except as permitted by the Policies and Procedures of the Equifax health plans. Participant acknowledges that he or she will not at any time access PHI, except and only to the extent as may be expressly required in the course of his or her duties and responsibilities within the Equifax Information Technology Department or Human Resources. Further, Participant acknowledges that he or she will not at any time – either during or after his or her employment with Equifax – use or disclose PHI to any person or entity, either within Equifax or externally to third parties, except and only to the extent as expressly permitted by the Privacy Official for the Equifax health plans. Participant understands and acknowledges that unauthorized access, use or disclosure of PHI will result in disciplinary action, up to and including termination of employment, and may also result in the imposition of civil and criminal penalties under HIPAA and other applicable law.

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20.	Waiver. Equifax’s failure to enforce any provision of this Restrictive Covenant Agreement shall not act as a waiver of that or any other provision. Equifax’s waiver of any breach of this Restrictive Covenant Agreement shall not act as a waiver of any other breach.

21.	Attorneys’ Fees. In the event of litigation relating to this Restrictive Covenant Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

22.	Severability. The provisions of this Restrictive Covenant Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, then the unenforceable element of the provision (or, failing that, the entire provision) shall be severed from this Restrictive Covenant Agreement. The remaining provisions and any partially enforceable provisions shall remain in full force and effect. Equifax states specifically that Paragraphs 6 and 7 above shall not restrict the right of a lawyer to practice after termination. Rather, for any lawyer signing this Restrictive Covenant Agreement, Paragraphs 6 and 7 shall not apply to Competitive Tasks involving the practice of law.

23.	Governing Law. This Restrictive Covenant Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to Georgia’s choice of law rules.

24.	No Strict Construction. If there is a dispute about the language of this Restrictive Covenant Agreement, the fact that one Party drafted the Restrictive Covenant Agreement shall not be used in its interpretation.

25.	Entire Agreement. This Restrictive Covenant Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Restrictive Covenant Agreement. This Restrictive Covenant Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Restrictive Covenant Agreement, except for any handbooks or security policies issued by Equifax and applicable to Participant.

26.	Amendments. Participant understands that at any time during his or her employment, Equifax may request that Participant sign an amendment to this Restrictive Covenant Agreement that would modify the restrictive covenants herein based on changes to Participant’s duties, changes in the area for which Participant has responsibility, changes in Equifax’s Business, or changes in the law regarding restrictive covenants. This Restrictive Covenant Agreement may not otherwise be amended or modified except in writing signed by both Parties.

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27.	Successors and Assigns. This Restrictive Covenant Agreement shall be assignable to, and shall inure to the benefit of, Equifax’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of Equifax’s stock or assets, and shall be binding upon Participant. Participant shall not have the right to assign his or her rights or obligations under this Restrictive Covenant Agreement. The covenants contained in this Restrictive Covenant Agreement shall survive cessation of Participant’s employment with the Company, regardless of who causes the cessation or the reason for the cessation.

28.	Exclusive Jurisdiction and Venue. Participant agrees that any claim arising out of or relating to this Restrictive Covenant Agreement shall be brought exclusively in the state or federal courts of competent jurisdiction located in the State of Georgia. Participant consents to the personal jurisdiction of such courts and thereby waives: (a) any objection to jurisdiction or venue; or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

29.	Execution. This Restrictive Covenant Agreement shall be executed by Participant’s acceptance of the preceding Award Agreement, to which this Restrictive Covenant Agreement is appended.

Participant acknowledges that he or she has carefully read this Restrictive Covenant Agreement, knows and understands its terms and conditions, and has had the opportunity to ask the Company any questions Participant may have had prior to accepting this Restrictive Covenant Agreement. Participant also acknowledges that he or she has had the opportunity to consult an attorney of Participant’s choice (at Participant’s expense) to review this Restrictive Covenant Agreement before accepting it.

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